Exhibit 99.1
Forest Oil and Mariner Energy Complete Spin-off and Merger of Forest’s Offshore Gulf of Mexico Operations with Mariner
Thursday March 2, 4:01 pm ET
DENVER & HOUSTON—(BUSINESS WIRE)—March 2, 2006—Forest Oil Corporation (NYSE: FST — News)
•	Forest Oil Becomes a Highly Focused Onshore Resource Company

•	Mariner Energy Becomes a Leading Gulf of Mexico Focused Independent
Forest Oil Corporation (Forest) (NYSE: FST — News) and Mariner Energy, Inc. (Mariner) (NYSE: ME - News) today jointly announced the completion of the spin-off of Forest’s subsidiary, Forest Energy Resources, Inc. (FERI), which owns Forest’s Gulf of Mexico operations, and the completion of a subsequent merger of FERI with a subsidiary of Mariner, making Mariner a leading Gulf of Mexico focused independent exploration, development and production company. Mariner will commence regular way trading on the New York Stock Exchange on March 3, 2006, under the symbol ME.
Forest President and CEO, H. Craig Clark, commented: “We are excited about the future of both Forest and Mariner. This transaction is a step in unlocking the intrinsic value of Forest’s shares. It provides a substantial dividend to Forest shareholders in the form of a significant interest in one of the premier Gulf focused independents which is now available as an investment to the public for the first time. In addition, Forest now provides greater visibility for growth in its onshore North American asset base where we are expecting 10% organic growth in 2006. I appreciate the hard work and commitment of the people that brought about today’s successful transaction. We want to thank Mariner for being our partner in this transaction and wish our employees well who will be joining Mariner.”
Scott D. Josey, Mariner’s Chairman and Chief Executive Officer, stated: “The combination of the closing of this creative transaction and the listing of our stock on the NYSE marks a major milestone in the history of Mariner. It enables our company to emerge as a dynamic Gulf of Mexico focused independent with strong cash flow, modest debt, and a broad set of opportunities in the shelf, deep shelf, and deepwater. We appreciate the confidence placed in Mariner by Forest’s management and board of directors. Many people, on both sides of the transaction, worked tirelessly to achieve this great outcome, and I thank them. We welcome the Forest employees to the Mariner team and look forward to the challenge of continuing to create value for our stockholders.”
Holders of record of Forest common stock as of the close of business on February 21, 2006, will receive 0.8093 shares of Mariner common stock for every share of Forest common stock owned of record on such date. The distribution occurred today.
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest or Mariner assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on the current belief of Forest or Mariner, as the case may be, based on currently available information, as to the outcome and timing of future events. Forest and Mariner caution that their respective future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest’s 2004 Annual Report on Form 10-K as filed with the Securities and Exchange Commission and the Form S-1 and Form S-4 registration statements as filed by Mariner with the Securities and Exchange Commission. Also, the financial results of Forest’s foreign operations are subject to currency exchange rate risks. Any of these factors could cause the actual results and plans of Forest and Mariner to differ materially from those in the forward-looking statements.
These materials are not a substitute for the registration statement that was filed with the Securities and Exchange Commission in connection with the transaction, or the proxy statement/prospectus-information statement mailed to shareholders. Investors are urged to read the proxy statement/prospectus-information statement which contains important information, including detailed risk factors. The proxy statement/prospectus-information statement and other documents filed by Forest and Mariner with the Securities and Exchange Commission are available free of charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to Forest Oil Corporation, 707 17th Street, Suite 3600, Denver, CO 80202, Attention: Investor Relations; or by directing a request when such a filing is made to Mariner Energy, Inc., One BriarLake Plaza, Suite 2000, 2000 West Sam Houston Parkway South, Houston, TX 77042-3622, Attention: Investor Relations.
Mariner, Forest and their respective directors, and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the participants in the solicitation is set forth in the proxy statement/prospectus-information statement. This news release does not constitute an offer to sell or a solicitation of an offer to buy any shares of Mariner common stock.
Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and crude oil in North America and selected international locations. Forest’s principal reserves and producing properties are located in the United States in Alaska, Louisiana, Oklahoma, Texas, Utah, and Wyoming, and in Canada. Forest’s common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.
Mariner Energy, Inc. is an independent oil and gas exploration, development and production company with principal operations in the Gulf of Mexico and the Permian Basin in West Texas. Mariner’s common stock trades on the New York Stock Exchange under the symbol ME. For more information about Mariner, please visit its website at www.mariner-energy.com.
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Contact:
Forest Oil Corporation
Patrick J. Redmond, 303-812-1441
or
Mariner Energy, Inc.
Rick G. Lester, 713-954-5551